Exhibit 99.1

November 3, 2010	Symbol: BER (TSX.V)

BE RESOURCES PROVIDES NOTICE OF EARLY EXPIRY OF WARRANTS

TORONTO, ONTARIO - BE Resources Inc. (TSX.V:BER) (“BE” or the “Company”) announced that it has elected to accelerate the expiry of its Series 2010-I warrants (of which 5,000,000 were issued on June 18, 2010 as part of a private placement of units, and up to 492,167 are issuable upon the exercise of compensation options issued in connection with such private placement). The warrants will now expire at 3:30 p.m. (Toronto time) on December 1, 2010. Each warrant entitles the holder to purchase one common share at a price of Cdn$0.50 per share. Notice has been mailed to all registered holders of the warrants.

Under the terms of the warrants, the Company has the right to accelerate the expiry of the warrants in the event that the closing price of the Company’s common shares on the TSX Venture Exchange equals or exceeds Cdn$0.75 for a period of ten consecutive trading days (“Acceleration Event”). If the Acceleration Event occurs, the warrants provide that the Company may, within five days of such occurrence, notify holders of the early expiry of the warrants and thereafter, such warrants will expire at 3:30 p.m. (Toronto time) on the date which is twenty-one days after the date of the notice. As of the date hereof, the closing price of the common shares of the Company has exceeded Cdn$0.75 in the prior ten consecutive trading days.

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs beryllium project in New Mexico. For more information please visit BE’s website at www.beresources.com.

For further information, contact:

Jason Monaco	Eric Balog
First Canadian Capital Corp.	First Canadian Capital Corp.
Tel: 416-742-5600 Fax: 416-742-6410	Tel: 416-742-5600 Fax: 416-742-6410
Email: jmonaco@firstcanadiancapital.com	mail: ebalog@firstcanadiancapital.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.